EXHIBIT 2.2








                TECHNOLOGY TRANSFER AGREEMENT

                Effective September 30, 1997

                          between

                  LUCENT TECHNOLOGIES INC.

                          and

                        ELCOTEL, INC.

                Relating to Public Terminals




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	TECHNOLOGY TRANSFER AGREEMENT

This Agreement (hereinafter sometimes referred to as the "TTA") is made and entered into as of September 30, 1997 (the "Effective Date"), by and between LUCENT TECHNOLOGIES INC., ("LUCENT"), a Delaware corporation with offices at 600 Mountain Avenue, Murray Hill, NJ 07974-0636, and ELCOTEL, INC. ("ELCOTEL"), a Delaware corporation with offices at 6428 Parkland Drive, Sarasota, FL 34243.



	WHEREAS, the parties have entered into an Agreement for Purchase and Sale of Assets (the "Purchase and Sale of
Assets Agreement"), dated as of September 30, 1997 and closing concurrently with the Effective Date, pursuant to which LUCENT is selling and ELCOTEL is acquiring certain
Assets; and

	WHEREAS, under the Purchase and Sale of Assets
Agreement ELCOTEL is to acquire certain rights to LUCENT technology used to operate the BUSINESS and the Purchased
Assets.

	NOW THEREFORE, in consideration of the foregoing and the terms hereinafter set forth, the parties agree as follows:



                        ARTICLE I
                       DEFINITIONS

1.01		Any term in capital letters which is defined in
Schedule 1 shall have the meaning specified therein. Other terms used herein with initial capitals which are not specifically defined shall, unless otherwise expressly indicated, have the meanings ascribed to them in the Purchase and Sale of Assets Agreement.



                        ARTICLE II
                   INFORMATION FURNISHED

2.01(a)		LUCENT will, concurrently with the Effective
Date, furnish or make available to ELCOTEL the documents and other information listed in Schedule 2 ("GENERAL TECHNOLOGY"), or such portions thereof requested, or advise ELCOTEL of such additional reasonable period within which

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LUCENT shall furnish such items to ELCOTEL.  With such
furnishing, LUCENT shall also provide, to ELCOTEL when feasible, a list which identifies the documents and other information delivered.

(b)	LUCENT and ELCOTEL shall promptly notify each other of
any inaccuracies believed present in the list. All information specified on said list shall be deemed to be a part of the GENERAL TECHNOLOGY with the following qualification: if, within thirty (30) days after receipt of the list, ELCOTEL shall give LUCENT written notice specifying particular information identified therein which was not actually received, such specified information shall be deemed deleted from the list until such information is actually received by ELCOTEL.

(c) 	All technical information with respect to the GENERAL
TECHNOLOGY previously furnished by LUCENT or any of its ASSOCIATED COMPANIES to ELCOTEL in contemplation of this TTA shall be deemed to be a part of all information with respect to the GENERAL TECHNOLOGY.

(d) LUCENT may maintain archive copies of all documentation furnished to ELCOTEL hereunder.

                        ARTICLE III
                    SERVICES TO BE PROVIDED

3.01	LUCENT, at ELCOTEL's request and upon reasonable
notice, and to the extent it does not unreasonably interfere with LUCENT's business, shall furnish to ELCOTEL technical assistance service by employees of LUCENT or its SUBSIDIARIES at locations agreed to by both parties sufficient to reasonably enable ELCOTEL to understand the technical information furnished. Such services when rendered shall be paid for by ELCOTEL as provided in
Schedule 4 plus reasonable travel and living expenses. LUCENT shall invoice ELCOTEL at the end of each calendar month for the services performed during that month and ELCOTEL shall pay the invoiced amount within thirty (30) days after the receipt of such invoice.

3.02	LUCENT and ELCOTEL shall at all times retain the
administrative supervision of their respective personnel.

3.03	Each parties' personnel shall, while on any location
of another party or its SUBSIDIARIES, comply with that party or its SUBSIDIARIES' rules and regulations with regard to safety and security. Each party shall have full control over its personnel and shall be entirely responsible for their complying with the other party's or its SUBSIDIARIES' rules and regulations. Each party agrees to indemnify and save the other party and its SUBSIDIARIES harmless from any claims or demands, including the costs, expenses and reasonable attorney's fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage

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to property to the extent they result from acts or omissions of another party's personnel; or (ii) another party's personnel under Workers' Compensation or similar laws. Each party agrees to defend the other party and its SUBSIDIARIES against any such claim or demand.

                        ARTICLE IV
           GRANTS OF RIGHTS TO GENERAL TECHNOLOGY

4.01 (a) 	Subject to all pre-existing agreements of LUCENT
granting nonexclusive rights with respect to GENERAL
TECHNOLOGY, LUCENT grants to ELCOTEL a personal, exclusive
(or with respect to such GENERAL TECHNOLOGY covered by the pre-existing agreements referred to at the beginning of this sentence, nonexclusive), nontransferable, worldwide right to use GENERAL TECHNOLOGY for manufacture, marketing, testing, design, maintenance, repair, sale and importing of LISTED PRODUCTS and ENHANCED PRODUCTS. LUCENT retains the right to license, use and have used GENERAL TECHNOLOGY in connection with any and all products and services other than LISTED PRODUCTS AND ENHANCED PRODUCTS. The rights granted to
ELCOTEL under this Section 4.01(a) do not include any rights with respect to wireless or clip-on fraud prevention technology of LUCENT

 (b)	LUCENT shall have a personal, nonexclusive, non-
transferable, fee-free right (including patent license rights) for all purposes other than PUBLIC TERMINALS to reproduce, use, and have used inventions which relate to LISTED PRODUCTS that were originated or developed during the BASE PERIOD by ELCOTEL personnel as a result of technical assistance service provided by LUCENT pursuant to Section
3.01 of this Agreement, as well as products (other than PUBLIC TERMINALS or PUBLIC TERMINAL COMPONENTS) incorporating such inventions.

(c)	The grant of each license hereunder includes the right of
each party to grant sublicenses within the scope of such license to their respective SUBSIDIARIES for so long as they remain its SUBSIDIARIES. Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee becoming a SUBSIDIARY of such party.

4.02(a) 	LUCENT grants to ELCOTEL a personal and exclusive
right, as an attribute of the rights granted in Section
4.01, to disclose to any supplier or prospective supplier only those portions of the GENERAL TECHNOLOGY which are necessary for the procurement by ELCOTEL of materials, parts and components, for use in manufacture of LISTED PRODUCTS and ENHANCED PRODUCTS in accordance with this Agreement.

(b) 		ELCOTEL agrees that it will not make any part of
the GENERAL TECHNOLOGY available to any such supplier or

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prospective supplier except on the agreement in writing (of which a copy will be furnished to LUCENT promptly upon its request) of such supplier or prospective supplier that it accepts as its own ELCOTEL's commitments under Section 4.03 and the confidentiality obligations of Article IX, that it will use all information received from ELCOTEL only for the purpose of supplying to ELCOTEL items of the type to be procured by ELCOTEL pursuant to this Section 4.02, that it will promptly return or destroy each and every part of such information as directed by ELCOTEL, and that it will not cause or permit the transportation of any such information outside of the United States except in conformity with all export regulations.

4.03 The parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. ELCOTEL agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by LUCENT, ELCOTEL also agrees to sign written assurances and other export-related documents as may be required for LUCENT to comply with U.S. export regulations.



                        ARTICLE V
                  NO GRANT OF RIGHTS TO PATENTS

5.01		The parties agree that no patent licenses are
granted by LUCENT under this Agreement and that any and all rights to patents are limited to those in the Patent License
Agreement between the parties of even date.

                        ARTICLE VI
                GRANTS OF RIGHTS TO SOFTWARE

6.01	The provisions of this Article VI shall be applicable
to all Licensed Software. Licensed Software means all software furnished by LUCENT as GENERAL TECHNOLOGY hereunder, either in object or source code format or derived therefrom, and intended for use with LISTED PRODUCTS and ENHANCED PRODUCTS manufactured by ELCOTEL and also includes the information in the associated documentation furnished to ELCOTEL for use therewith.

6.02	All Licensed Software (whether or not part of
firmware), and all copies thereof made by ELCOTEL, are and shall remain the property of LUCENT; provided, however, that all Licensed Software furnished as an integral part of or comprising a LISTED PRODUCT, including software contained in

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a PUBLIC TERMINAL comprising a LISTED PRODUCT , and all
Licensed Software owned by LUCENT used in the manufacturing or testing of LISTED PRODUCTS or contained in engineering, test or qualification fixtures comprising a Purchased Asset acquired by ELCOTEL pursuant to the Purchase and Sale of Assets Agreement shall be the property of ELCOTEL (the
"Owned Software").

6.03(a) Other than with respect to Owned Software, ELCOTEL shall not make any copies of any Licensed Software except as necessary in connection with the rights granted hereunder, and shall reproduce and include any copyright and proprietary notice of LUCENT on all such necessary copies of the Licensed Software and mark all media containing such copies with a warning that such Licensed Software is subject to restrictions contained in a license agreement between LUCENT and ELCOTEL and that such Licensed Software is the property of LUCENT. ELCOTEL agrees that it shall not, and shall forbid its customers, agents and suppliers to disassemble, reverse assemble or reverse compile the Licensed Software.

(b) Other than with respect to LUCENT owned software or Owned Software, no right is granted for the use of Licensed
Software directly for any third person, or for any use by any third person of Licensed Software.

6.04	ELCOTEL shall take appropriate action, by instruction,
agreement or otherwise, legally obligating all persons permitted access, consistent with these provisions, to any Licensed Software so as to enable ELCOTEL to satisfy its confidentiality and other obligations under this Agreement.



                        ARTICLE VII

                           FEES

7.01 ELCOTEL shall pay to LUCENT, within thirty (30) days after LUCENT renders an invoice therefor, LUCENT's costs for gathering and reproducing the TECHNICAL INFORMATION. Such payment shall not be creditable with respect to any other fees payable pursuant to this agreement nor shall such sum or any portion thereof be refunded to ELCOTEL; provided, however, the total sum payable by ELCOTEL pursuant to this
Section 7.01 shall not exceed fifty thousand dollars ($U.S.
50,000.00).

7.02	In part payment for the rights granted under Section
4.01 by LUCENT to ELCOTEL, ELCOTEL shall pay to LUCENT on the Closing Date, the sum of six hundred thousand United States dollars (U.S. $ 600,000.00) Such payment shall not be creditable with respect to any other fees payable pursuant to this agreement nor shall such sum or any portion thereof be refunded to ELCOTEL.

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	(b)	In further payment for the rights granted under
Section 4.01 by LUCENT, ELCOTEL shall pay to LUCENT a fee on each ITEM SUBJECT TO FEE, prior to the expiration of the BASE PERIOD. Such fee shall be determined by applying to the COST OF GOODS of such ITEM SUBJECT TO FEE the applicable percentage rate as follows:

ITEM SUBJECT TO FEE                                APPLICABLE FEE
                                                      (in %)

PUBLIC TERMINALS                                        [*]

PUBLIC TERMINAL COMPONENTS (not part of a
substantially complete PUBLIC TERMINAL)                 [*]

                        ARTICLE VIII

                    RECORDS AND PAYMENTS

8.01	ELCOTEL shall keep full, clear and accurate records
with respect to ITEMS SUBJECT TO FEE sold, leased, or put into use. ELCOTEL shall retain such records with respect to each ITEM SUBJECT TO FEE for at least seven (7) years from the sale, lease or putting into use of such ITEM SUBJECT TO FEE. LUCENT shall have the right through its accredited auditing representatives, and at its expense, to make an examination and audit, during normal business hours and in a reasonable manner, not more frequently than annually, of all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts of fees payable to it under this agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary, appearing on checks or otherwise, unless such statement appears in a letter, signed by the party having such right and delivered to the other party, expressly waiving such right.

8.02(a)	Within sixty (60) days after the end of each
semiannual period ending on June 30th or December 31st, commencing with the semiannual period during which this agreement first becomes effective, ELCOTEL shall furnish to LUCENT a statement, in form reasonably acceptable to LUCENT, certified by a responsible official of ELCOTEL, showing all ITEMS SUBJECT TO FEE which were sold, leased or put into use during such semiannual period and the amounts of fees payable thereon (if no such ITEM SUBJECT TO FEE has been so sold, leased or put into use, that fact shall be shown on such statement).

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

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	(b)	Within such sixty (60) days ELCOTEL shall,
irrespective of its own business and accounting methods, pay to LUCENT the fees payable for such semiannual period as shown in the statement required by Section 8.02(a). ELCOTEL shall furnish whatever additional information LUCENT may reasonably prescribe from time to time to enable LUCENT to ascertain the fees payable hereunder.

8.03	ELCOTEL shall pay for services actually performed
pursuant to Article III in accordance with Schedule 4.

8.04	LUCENT shall render invoices for all payments for
services referred to in Section 8.03 after such services have been rendered hereunder, and ELCOTEL shall make payment of all amounts so billed within sixty (60) days after receipt of such invoices.

8.05	ELCOTEL shall be solely responsible for its
personnel's remuneration and their travel, living and other expenses, including those incurred in visiting any locations of LUCENT or its SUBSIDIARIES. ELCOTEL shall also be solely responsible for any tax or other governmental charge, however designated, which is imposed on ELCOTEL or its personnel by the United States or by any agency or political subdivision thereof as a result of the existence or operation of this Agreement or as the result of the activities of ELCOTEL's personnel.

8.06(a)	ELCOTEL shall pay any tax, duty, levy, customs fee,
or similar charge ("taxes"), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of this agreement, including taxes which ELCOTEL is required to withhold or deduct from payments to LUCENT, except (i) income taxes imposed upon LUCENT by any governmental entity within the United States
(the fifty (50) states and the District of Columbia), and
(ii) income taxes imposed upon LUCENT by jurisdictions outside the United States which are allowed as a credit against the United States Federal income tax of LUCENT. In order for the exception in (ii) to be effective, ELCOTEL must furnish to LUCENT evidence sufficient to satisfy the United States taxing authorities that such taxes have been paid. Such evidence must be furnished to LUCENT within a reasonable period following issuance by the local taxing authority.

(b) If Buyer is required to bear a tax pursuant to Section 8.06(a) above, ELCOTEL shall pay such taxes and other charges and any additional amounts as are necessary to ensure that the net amounts received by LUCENT after all such payments or withholdings equal the amounts to which LUCENT is otherwise entitled under this Agreement as if such taxes, or other charges, did not exist.

8.07(a) 	Any notice or other communication hereunder shall
be sufficiently given to ELCOTEL when sent by certified mail

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addressed to ELCOTEL's office above specified), or to LUCENT when sent by certified mail addressed to Contract Administrator, Intellectual Property Division, Lucent Technologies Inc., 2333
Ponce de Leon Boulevard - Suite 511, Coral Gables, Florida 33134,
United States of America. Changes in such addresses may be specified by written notice.

(b)	Payments by ELCOTEL shall be made to Lucent Technologies
Inc. at Sun Trust, P.O.Box 913021, Orlando, Florida, 32891-3021, United States of America. Alternatively, payments to LUCENT may be made by bank wire transfers to LUCENT's account: Lucent Technologies Licensing, Account No. 910-2-568475, at Chase Manhattan Bank, N.A., 55 Water Street, New York, NY 10041, United States of America. Swift code:
CHASUS33; ABA code 021000021., United States of America.
Changes in such address or account may be specified by written notice. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers on New York City as quoted for the last day of such semiannual period by leading banks dealing in the New York City foreign exchange market.

	(c)	Payments to ELCOTEL or LUCENT or one of its
SUBSIDIARIES provided for in this agreement shall, when overdue, be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates in effect in New York City during delinquency; provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for such late payment charge, such late payment charge shall be reduced to such maximum amount.

                        ARTICLE IX

                       TERMINATION

9.01(a)	If ELCOTEL defaults in any material respect in its
obligations under this Agreement, the Patent License Agreement, Section 5.3(b) of the Purchase and Sale of Assets Agreement or becomes insolvent, invokes as a debtor any law relating to the relief of debtors' or creditors' rights, or has any such law invoked against it, becomes involved in any liquidation or termination of its PUBLIC TERMINAL and PUBLIC TERMINAL COMPONENTS business, is adjudicated bankrupt, or is involved in any assignment for the benefit of its creditors, LUCENT may upon its election and in addition to any other remedies that it may have, at any time terminate all of LUCENT's obligations hereunder and all of the rights granted by LUCENT hereunder, by not less than two (2) months' written notice to ELCOTEL specifying any such default or event, unless within such two (2) month period such defaults or events specified therein for termination pursuant to this
Section 9.01(a) shall have been remedied. Any termination of licenses and rights of a party shall not affect the other party's licenses and rights hereunder.

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(b)	Each party's obligations under Sections 4.01, 4.03,
10.04, and 10.05 and any other of its continuing obligations hereunder, shall survive and continue after such termination.

(c)	In the event that LUCENT terminates ELCOTEL's rights
pursuant to Section 9.01(a), ELCOTEL shall continue to have a nonexclusive right, for reasonable fees to be negotiated, to use GENERAL TECHNOLOGY to maintain LISTED PRODUCTS AND ENHANCED PRODUCTS installed prior to such termination and to install and maintain then current finished goods inventory of such products.

                        ARTICLE X
                   GENERAL PROVISIONS

10.01	This Agreement shall prevail in the event of any
conflicting terms or legends which may appear on documents furnished as part of the GENERAL TECHNOLOGY hereunder.

10.02		LUCENT believes the GENERAL TECHNOLOGY to be
true and accurate, but LUCENT and its ASSOCIATED COMPANIES will not be held to any liability for errors or omissions therein.

10.03(a) As of the Effective Date, LUCENT is not aware that LISTED PRODUCTS made using the GENERAL TECHNOLOGY infringes any patent, copyright, trade secret, know-how, technology or other intellectual property rights of any third party.

(b)	EXCEPT AS PROVIDED IN SECTION 10.02 AND 10.03(a); (i)
LUCENT AND ITS ASSOCIATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSLY OR IMPLIEDLY, BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LUCENT AND ITS ASSOCIATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (ii) LUCENT AND ITS ASSOCIATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES THAT THE USE OF THE GENERAL TECHNOLOGY OR ANY OF IT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET, KNOW-HOW, TECHNOLOGY OR ANY OTHER INTELLECTUAL PROPERTY
RIGHT OF ANY THIRD PARTY, AND IT SHALL BE THE SOLE RESPONSIBILITY OF ELCOTEL TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; and (iii) LUCENT AND ITS ASSOCIATED COMPANIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY PATENT INFRINGEMENT OR ANY OTHER CLAIM MADE BY ELCOTEL OR ANY THIRD PARTY ON ACCOUNT
OF, OR ARISING FROM, THE USE OF THE GENERAL TECHNOLOGY OR
ANY OF IT.

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(c)		ELCOTEL agrees to indemnify and save LUCENT and
its SUBSIDIARIES harmless from any claims or demand for personal injury or property damage (including reasonable expense of litigation and settlement of such claims) by third persons to the extent that such claims arise out of or in connection with the furnishing or use of any GENERAL
TECHNOLOGY hereunder.

10.04		ELCOTEL agrees:

(i)	that ELCOTEL will not use the GENERAL TECHNOLOGY other
than for the purposes authorized herein;

(ii)	that subject to any pre-existing agreements relating
to GENERAL TECHNOLOGY, ELCOTEL and LUCENT shall hold all of the GENERAL TECHNOLOGY in confidence and shall not make any disclosure of any or all of such GENERAL TECHNOLOGY to anyone, except to employees of ELCOTEL and LUCENT who have a need to know and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use for which rights are granted hereunder, and that ELCOTEL and LUCENT shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person; provided that ELCOTEL and LUCENT shall not be required so to do in respect of portions of the GENERAL TECHNOLOGY, if any, (a) which were previously known to ELCOTEL free of any obligations to keep confidential, or
(b) which have become generally known to the public, provided that such public knowledge was not the result of any act attributable to ELCOTEL or LUCENT, or (c) which ELCOTEL or LUCENT otherwise explicitly agrees in writing need not be kept confidential;

(iii)	that ELCOTEL will not, without LUCENT's express
written permission, make or have made, or permit to be made, more copies of any of the GENERAL TECHNOLOGY than are reasonably needed for or are incidental to its use hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the GENERAL TECHNOLOGY;

(iv)	that except as set out in the Purchase and Sale of
Assets Agreement, ELCOTEL will not, without LUCENT's express written permission, (a) use in advertising, publicity, packaging, labeling, or otherwise any identification (such as but not limited to trade names, trademarks, trade devices, service marks, symbols or any other identification or any abbreviation, contraction or simulation thereof) owned or used by LUCENT or any of its ASSOCIATED COMPANIES to identify its products or services, or (b) represent,

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directly or indirectly, that any product or service produced in whole or in part with the use of any of the GENERAL
TECHNOLOGY is a product or service of LUCENT or any of its ASSOCIATED COMPANIES or is made in accordance with or utilizes any information or documentation of LUCENT or any of its ASSOCIATED COMPANIES; and

(v)	that subject to the provisions of Articles IV and VI,
the GENERAL TECHNOLOGY, any software contained in any software-containing medium and all documents furnished hereunder are deemed to be and shall remain the property of LUCENT, and that upon any termination of this Agreement, ELCOTEL shall upon request deliver to LUCENT all documents containing any of the GENERAL TECHNOLOGY and all copies thereof, and render unusable any software furnished hereunder and all copies thereof contained in any software-containing medium, then under ELCOTEL's or its suppliers' control.

10.05		It is recognized that prior to or during the
performance of this Agreement, one party's personnel may unavoidably receive or have access to private or confidential information of the other party which relates to the BUSINESS, the Purchased Assets, the LISTED PRODUCTS AND ENHANCED PRODUCTS or to any other product, service or business of the other party and which is not GENERAL TECHNOLOGY. Both parties agree that all such information shall be subject to the provisions of this Article IX and that its personnel will comply with reasonable requirements of the other party, including identification badges and sign-in procedures for any locations, in connection therewith.

10.06		Nothing contained herein shall be construed
as conferring by implication, estoppel or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued patent, except as provided in the Patent License Agreement between the parties of even date.

10.07(a)	Neither LUCENT nor ELCOTEL shall be liable for any
loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages or the laws, regulations, acts or failure to act of any governmental authority.

(b)	LUCENT AND ITS SUBSIDIARIES SHALL NOT BE LIABLE FOR
INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS OR
DAMAGES OF ANY NATURE, HOWEVER CAUSED.

10.08	This Agreement, the Purchase and Sale of Assets
Agreement and the Collateral Agreements set forth the entire

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agreement and understanding between the parties as to the
subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or in any prior or referenced existing written agreement between the parties, or as duly set forth on or subsequent to the Effective Date in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

10.09(a)	Neither this Agreement nor any right hereunder, in
whole or in part, shall be assignable or otherwise transferable by either party without the prior written consent of the other; provided, however, that LUCENT shall have the right to assign this Agreement to any successor of any portion of its business and to delegate any of its obligations hereunder to any of its ASSOCIATED COMPANIES and ELCOTEL shall be obligated to act in respect of such ASSOCIATED COMPANIES as it would be obligated to act hereunder in respect of LUCENT; provided that LUCENT and such delegate shall be jointly and severally responsible hereunder with respect to the performance of such delegated obligations.

(b)		Any notice or other communication hereunder shall
be sufficiently given to ELCOTEL or LUCENT when sent by certified mail addressed to their respective office above specified. Changes in such addresses may be specified by written notice.

10.10		The parties are familiar with the principles
of New York State commercial law, and desire and agree that the law of the State of New York shall apply in any dispute arising with respect to this Agreement.

10.11(a)	If a dispute arises out of or relates to this
Agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

(b)		Any award made (i) shall be a bare award limited
to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court of competent jurisdiction.

(c)		The requirement for mediation and arbitration
shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

(d)		The arbitrator shall be knowledgeable in the legal
and technical aspects of this agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

(e)		The Agreement shall be interpreted in accordance
with the laws of the State of New York exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be New York City.

(f)		Each party shall bear its own expenses but those
related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(g)		A request by a party to a court for interim
measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(h)		The arbitrator shall not have authority to award
punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.

(i)		Except as required by law, the parties, their
representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

(j)	The parties shall be entitled to exchange in discovery of
documents which shall be limited to those documents which are relevant and for which a requesting party has a substantial demonstrable need.

4.09 Except as required by law, the parties agree that the existence and content of this Agreement shall be treated as confidential.

IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.



	LUCENT TECHNOLOGIES INC.



        By:     /s/ M. R. Greene
              ------------------------------
		M. R. Greene
		Vice President - Law


        Date:   9/30/97
              ------------------------------



	ELCOTEL, INC.


        By:     /s/ Tracey L. Gray
              ------------------------------

        Title:  President - C.O.O.
              ------------------------------

        Date:   9/30/97
              ------------------------------








THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
REPRESENTATIVES OF BOTH PARTIES.

                        SCHEDULE 1
                    DEFINITIONS APPENDIX


ASSOCIATED COMPANIES of LUCENT means any SUBSIDIARIES of LUCENT.

ASSOCIATED COMPANIES of ELCOTEL means any SUBSIDIARIES of ELCOTEL.

BASE PERIOD means for PUBLIC TERMINALS and PUBLIC TERMINAL COMPONENTS ,the two (2) year period commencing on the Effective Date of this Agreement; provided, however, that if in one or more periods of twelve (12) or more consecutive calendar months during such two (2) year period there shall be no sale of at least [
        *                       ] PUBLIC TERMINALS and sale of at
least [    *     ] dollars ($US [    *     ]) of PUBLIC TERMINAL
COMPONENTS which are ITEMS SUBJECT TO FEE , such period(s) of no sales shall not be taken into account in determining the expiration of the BASE PERIOD.

BUSINESS means the Public Terminal business as carried on by LUCENT immediately prior to the date of this Agreement.

COST OF GOODS means for PUBLIC TERMINAL COMPONENTS [*]% of the FAIR MARKET VALUE and [*]% of the FAIR MARKET VALUE for
PUBLIC TERMINALS.

ENHANCED PRODUCT means any PUBLIC TERMINAL or PUBLIC TERMINAL
COMPONENT product which results from a redesign or modification of LISTED PRODUCTS.

FAIR MARKET VALUE means, with respect to any ITEM SUBJECT TO FEE sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated buyer in an arm's length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such ITEM SUBJECT TO FEE in the form in which it is sold, whether or not assembled (and without excluding therefrom any components or subassemblies thereof which are included in such selling price).

In determining "selling price" the following shall be excluded:

(a)	usual trade discounts actually allowed to
unaffiliated persons or entities;
(b)	packing costs;
(c)	costs of insurance and transportation;

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

(d)	import, export, excise, sales and value added
taxes, and customs duties, and
(e)	sales returns.


GENERAL TECHNOLOGY means that LUCENT technology including, without limitation, manuals, instructions, directories, tangible know-how, schematics and firmware, relating to the LISTED PRODUCTS that is identified or described in Schedule 2, attached hereto and such other technology as may be identified pursuant to the Transition Plan which, subject to LUCENT's concurrence, shall be deemed added to schedule 2

ITEM SUBJECT TO FEE means any PUBLIC TERMINAL or PUBLIC
TERMINAL COMPONENT which is manufactured during the BASE
PERIOD by LICENSEE with the use of any of the GENERAL
TECHNOLOGY.

LISTED PRODUCTS means products of the type listed in
Schedule 3 as developed or manufactured by LUCENT in the BUSINESS prior to the Effective Date and such other products as may be identified pursuant to the Transition Plan which shall, subject to LUCENT'S concurrence, be deemed added to
Schedule 3

PUBLIC TERMINAL means a telephone station unit in a publicly accessible location for performing the functions of (i) producing electrical signals representative of voice and data signals or
(ii) producing voice and data signals representative of electrical signals or (iii) performing any combination of the functions (i) and (ii).

PUBLIC TERMINAL COMPONENT means any part, component or subassembly of a PUBLIC TERMINAL.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

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